EXHIBIT 99.1

Lightbridge Provides Business Update and Announces First Quarter 2025 Financial Results

RESTON, Va, May 12, 2025 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge” or the “Company”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the first quarter ended March 31, 2025, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “In the first quarter, we reached a significant milestone in our fuel development program with the successful co-extrusion demonstration of a depleted uranium-zirconium alloy coupon sample with zirconium alloy cladding at Idaho National Laboratory. This achievement under our Strategic Partnership Project Agreement with Battelle Energy Alliance represents a critical fabrication advancement for Lightbridge Fuel™. It establishes the foundation for future production of enriched uranium samples for irradiation testing in INL's Advanced Test Reactor.”

“Our strategic vision continues to expand with the January 2025 memorandum of understanding with Oklo, exploring potential synergies in fuel fabrication facilities, reprocessing, and recycling of spent uranium-zirconium fuel. As global demand for reliable energy accelerates, particularly from data centers supporting AI technologies and industries seeking to decarbonize, Lightbridge is uniquely positioned to address these needs. Lightbridge Fuel can deliver more power and major economic and safety benefits for existing and new reactors, including water-cooled small modular reactors. This innovation supports the U.S. commitment to triple nuclear power capacity globally by 2050, potentially enabling nuclear to grow from its current 19% share of U.S. electricity to over 50% by mid-century. Through our ongoing collaboration with the Department of Energy's national laboratories and strategic industry partnerships, we are advancing toward delivering more power for a cleaner energy future,” concluded Mr. Grae.

Financial Highlights

Working capital was $56.5 million at March 31, 2025, compared to $39.9 million at December 31, 2024.

Cash Flows Summary

Cash and cash equivalents were $56.9 million, compared to $40.0 million at December 31, 2024, an increase of $16.9 million for the first quarter ended March 31, 2025, consisting of the following:

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Cash used in operating activities for the first quarter ended March 31, 2025 was $3.3 million, an increase of $1.4 million compared to $1.9 million for the first quarter ended March 31, 2024. The increase was primarily due to increased spending on research and development (R&D) and general and administrative expenses.

•

Cash provided by financing activities for the first quarter ended March 31, 2025 was $20.2 million, an increase of $19.0 million compared to $1.2 million for the first quarter ended March 31, 2024. This increase was primarily due to an increase in the net proceeds received from the issuance of common stock under our at-the-market facility.

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Balance Sheet Summary

Total assets were $58.3 million and total liabilities were $1.0 million at March 31, 2025.

•	Stockholders’ equity was $57.3 million at March 31, 2025, as compared to $40.5 million at December 31, 2024.

Operations Summary

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General and administrative expenses amounted to $3.5 million for the first quarter ended March 31, 2025, compared to $2.2 million for the first quarter ended March 31, 2024. The increase of $1.3 million was primarily due to an increase in employee compensation and employee benefits of $0.2 million, an increase in consulting fees of $0.1 million, an increase in professional fees of $0.4 million, and an increase in stock-based compensation of $0.7 million primarily due to the accelerated vesting of restricted stock awards issued to a former employee of $0.5 million, partially offset by a decrease in information technology and recruitment expenses of $0.1 million.

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Lightbridge’s total R&D expenses amounted to $1.7 million for the first quarter ended March 31, 2025, compared to $1.0 million for the first quarter ended March 31, 2024, an increase of $0.7 million. This increase was primarily due to an increase in INL project labor costs of $0.4 million, and an increase in allocated employee compensation and employee benefits and stock-based compensation expenses of $0.6 million, partially offset by a decrease in R&D expenses of $0.3 million due to two completed R&D studies in 2024.

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Total other income was $0.4 million for the first quarters ended March 31, 2025 and 2024. Other income consisted of interest income earned from the purchase of treasury bills and from our bank savings account.

•	Net loss was $4.8 million for the first quarter ended March 31, 2025, compared to $2.8 million for the first quarter ended March 31, 2024.

CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call later today at 4:00 p.m. ET to discuss the Company’s financial results and provide an update on its fuel development activities. The conference call will be led by Seth Grae, President & Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register using this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

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About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential for delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light water reactors and pressurized heavy water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors to bring the same benefits plus load-following with renewables on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States' lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. Lightbridge is participating in two university-led studies through the DOE Nuclear Energy University Program at Massachusetts Institute of Technology and Texas A&M University. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell Microcap® Index. For more information, please visit www.ltbridge.com.

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Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements,” all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$56,929,988	$39,990,827
Prepaid expenses and other current assets	546,267	324,378
Total Current Assets	57,476,255	40,315,205
Other Assets
Prepaid project costs and other long-term assets	702,562	528,805
Trademarks	108,865	108,865
Total Assets	$58,287,682	$40,952,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$966,209	$424,585
Total Current Liabilities	966,209	424,585

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, 0 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value, 25,000,000 authorized, 21,557,343 shares and 18,783,912 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	21,557	18,784
Additional paid-in capital	226,255,770	204,694,348
Accumulated deficit	(168,955,854)	(164,184,842)
Total Stockholders’ Equity	57,321,473	40,528,290
Total Liabilities and Stockholders’ Equity	$58,287,682	$40,952,875

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
	2025	2024
Revenue	$—	$—

Operating Expenses
General and administrative	3,480,010	2,157,745
Research and development	1,665,913	1,023,823
Total Operating Expenses	5,145,923	3,181,568

Operating Loss	(5,145,923)	(3,181,568)

Other Income
Interest income	374,911	361,984
Total Other Income	374,911	361,984

Net Loss Before Income Taxes	(4,771,012)	(2,819,584)
Income taxes	—	—
Net Loss	$(4,771,012)	$(2,819,584)

Net Loss Per Common Share
Basic and diluted	$(0.24)	$(0.21)

Weighted Average Number of Common Shares Outstanding	19,547,312	13,491,954

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LIGHTBRIDGE CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net Loss	$(4,771,012)	$(2,819,584)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,355,181	456,904

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(266,889)	(194,796)
Prepaid project costs and other long-term assets	(173,757)	3,375
Accounts payable and accrued liabilities	556,624	676,095
Net Cash Used in Operating Activities	(3,299,853)	(1,878,006)

Net Cash Used in Investing Activities	—	—

Financing Activities
Net proceeds from the issuances of common stock	20,213,195	1,221,982
Net proceeds from the exercise of stock options	220,697	—
Payments for taxes related to net share settlement of equity awards	(194,878)	—
Net Cash Provided by Financing Activities	20,239,014	1,221,982

Net Increase (Decrease) in Cash and Cash Equivalents	16,939,161	(656,024)
Cash and Cash Equivalents, Beginning of Period	39,990,827	28,598,445
Cash and Cash Equivalents, End of Period	$56,929,988	$27,942,421

Supplemental Disclosure of Cash Flow Information
Cash paid during the period:
Interest paid	$—	$—
Income taxes paid	$—	$—
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$15,000	$15,000

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